Exhibit 99.1
News Release

FOR RELEASE:		CONTACT:
Date	April 27, 2015	Gerry Gould, VP-Investor Relations
Time	6:00 am Eastern	Tel. (781) 356-9402
gerry.gould@haemonetics.com
Alt. (781) 356-9613

Haemonetics Reports 4th Quarter Fiscal 2015 Revenue of $226 Million and Adjusted EPS of $0.47; Full Year Revenue of $910 Million and Adjusted EPS of $1.85; Provides Fiscal 2016 Guidance

Braintree, MA, April 27, 2015 - Haemonetics Corporation (NYSE: HAE) today reported revenue for the fourth quarter fiscal 2015 of $226.5 million, down 6%. Excluding currency impact, revenue was down 4% in the quarter. The Company reported a fourth quarter GAAP net loss of $2.9 million or $0.06 per share. Adjusted net income, exclusive of transformation, restructuring and deal amortization expenses detailed below, was $24.5 million, up 1%, and adjusted earnings per share were $0.47, up 2%. In constant currency adjusted earnings grew 10% in the quarter.1

For the fiscal year ended March 28, 2015, revenue was $910.4 million, down 3% as reported and 1% in constant currency. Fiscal year 2015 GAAP net income was $16.9 million and earnings per share were $0.32. Adjusted net income, exclusive of transformation, restructuring and deal amortization expenses detailed below, was $96.2 million, down 16%, and adjusted earnings per share were $1.85, down 15%.1

FISCAL 2015 STRATEGIC AND PRODUCT GROWTH HIGHLIGHTS

•	Solid constant currency revenue increases in growth drivers including:

◦	11% growth in plasma disposables revenue

◦	24% growth in TEG® diagnostics disposables revenue

◦	13% growth in China disposables revenue

•	Key new product advances

◦	Next generation Plasma software received 510(k) clearance; long term contracts signed with CSL Plasma and KEDPlasma

◦	TEG 6s diagnostics device received 2 of 3 key 510(k) clearances

◦	BloodTrack® software received 510(k) clearance for use with BloodTrack HaemoBank™ blood storage device

◦	SOLX® clinical trial data submitted to the FDA

◦	First DonorSpace™ donor recruitment software installation

•	Comprehensive Blood Management Solutions (CBMS) gaining commercial traction

•	Long term saline and sodium citrate supply contracts signed with CSL Plasma

•	Value Creation and Capture (“VCC”) initiatives on schedule with production in Penang, Malaysia and Tijuana, Mexico

Brian Concannon, Haemonetics’ President and CEO, stated: “Fiscal 2015 was a year of transition, as we absorbed the negative impact of the U.S. market share shift that affected our blood center business, an uncertain Russian market and currency headwinds. At the same time, we brought several new products to market, began to deploy the full capabilities of our CBMS offering and transitioned our manufacturing and distribution footprints. Fiscal 2015 was a productive transition year, one that leaves us well-positioned for a return to growth in FY16 and beyond.”

GROWTH DRIVERS UPDATE

Disposables revenue increase for the Company’s growth drivers of Plasma, TEG and Emerging Markets was 8% on a constant currency basis in the fourth quarter. For the full year, disposables revenue growth for the growth drivers was 9% on a constant currency basis. Orders in emerging markets continued to be impacted by economic weakness in Russia, adversely affecting the full year disposables revenue growth rate for the combined growth drivers by 2%.

The Company’s next generation diagnostics device, the TEG 6s, has CE marking, clearing it for sale in Europe and Australia and was previously registered for sale in Japan. Upon receipt of final 510(k) clearance, the launch will begin in the U.S.

The Company recently announced a contract with CSL Plasma for Haemonetics’ next generation plasma donor management software and the Company indicated that KEDPlasma USA has gone live with this software, which received 510(k) approval earlier in fiscal 2015.

The BloodTrack HaemoBank integrated blood storage and management solution received required 510(k), CE and multi-regional clearances. Its market release began in the fourth quarter of fiscal 2015 and 9 units have been shipped.

Version 6.5, a software upgrade for the Cell Saver Elite®, was released providing enhanced performance for customers. Its global rollout has begun.

The Company previously announced it had completed the planned clinical testing of its SOLX storage solution, submitted final data to the FDA and filed for Canadian registration. Plans are in place to introduce SOLX, together with the Company’s whole blood filter, in a North American limited market release with key opinion leaders, upon receipt of required clearances.

FOURTH QUARTER AND FULL YEAR 2015 REVENUE ELEMENTS

Plasma

Plasma disposables revenue was $76.4 million in the fourth quarter, up $2.3 million, or 3% on a reported basis and 5% in constant currency. Revenue was impacted by softness in Russia. North America Plasma disposables revenue was up 10%, as collection volumes continued to benefit from a robust end user market for plasma-derived biopharmaceuticals. For the full year fiscal 2015, Plasma disposables revenue was $319.2 million, up $27 million or 9% as reported and up 11% in constant currency.

Blood Center

Platelet disposables revenue was $36.6 million in the fourth quarter, down $2.2 million or 6% on a reported basis but up 1% on a constant currency basis. Full fiscal year platelet disposables revenue was $152.6 million, down $4.1 million or 3%, as reported but up 3% in constant currency. The impact of currency on reported growth rates reflects the concentration of the Company’s platelet business outside of the United States.

Red cell disposables revenue was $11.4 million in the fourth quarter, down $0.9 million or 7% on a reported basis and in constant currency. Full fiscal year red cell disposables revenue was $42.7 million up $0.3 million or 1% on a reported basis and up 1% in constant currency. Full year growth was realized in North America due to changes in red cell collection practices and favorable comparisons with the prior year, but was offset by declines in Europe and Latin America.

Whole blood disposables revenue was $38.0 million in the fourth quarter, down $6.8 million or 15% on a reported basis and down 14% in constant currency. Full year 2015 whole blood disposables revenue was $143.9 million, down $47.0 million or 25% on a reported basis and down 24% in constant currency. Previously disclosed market share losses, pricing and the termination of an OEM supply contract negotiated at the time of the whole blood acquisition contributed to the declines. These headwinds will anniversary by mid fiscal 2016. Declines in North American transfusion rates of roughly 10% contributed approximately $8 million of the full year decline. The impact of these trends is expected to lessen in fiscal 2016.

Hospital

Diagnostics disposables revenue was $11.7 million in the fourth quarter, up $2.5 million or 27% on a reported basis and up 26% in constant currency. For the full fiscal year 2015, diagnostics disposables revenue was $42.2 million, up $8.9 million or 27% on a reported basis and up 24% in constant currency. The TEG Hemostasis Analyzer installed base increased 13% in fiscal 2015, positioning the TEG business for continued double-digit disposables revenue growth. With the introduction of the TEG 6s, diagnostics disposables revenue growth is expected to accelerate in fiscal 2016.

Surgical disposables revenue was $15.7 million in the fourth quarter, down $2.0 million or 11% as reported and down 8% on a constant currency basis. Full fiscal year 2015 surgical disposals revenue was $62.5 million, down $4.3 million or 6% as reported and down 4% in constant currency. Strength in the emerging markets was offset by declines in the developed markets in the fourth quarter and fiscal year.

Disposables revenue from the OrthoPAT® orthopedic perioperative autotransfusion system was $5.0 million in the fourth quarter, down $1.1 million or 17% on a reported basis and down 14% in constant currency. In the full fiscal year, OrthoPAT disposables revenue was $20.3 million, down $4.7 million or 19% as reported and down 18% in constant currency. Market trends toward the adoption of tranexamic acid to prevent post-operative blood loss have impacted hospital use of OrthoPAT disposables.

Software and Equipment

Software Solutions revenue was $18.1 million in the fourth quarter, down $0.9 million or 5% on a reported basis and down 2% in constant currency, due principally to a large order in the prior year’s fourth quarter. For the fiscal year 2015, Software Solutions revenue was $72.2 million, up $1.7 million or 2% on a reported basis and up 3% in constant currency. BloodTrack, a key enabler of the CBMS growth strategy, drove much of this growth and the pipeline for blood management software opportunities remains strong.

Equipment and other revenue was $13.6 million, down $5.6 million or 29% on a reported basis and down 26% in constant currency, primarily due to economic weakness in Russia. Full fiscal year 2015 equipment and other revenue was $54.8 million, down $6.5 million or 11% on a reported basis and down 9% in constant currency. Equipment revenue is influenced by timing of tenders and capital budgets. The installed base of equipment, including devices sold and placed for use with customers, increased 7% in fiscal 2015.

Geographic

In the fourth quarter of fiscal 2015, Haemonetics announced revenue growth of 3% in Asia Pacific, flat revenue in North America, and declines of 13% in Europe and 25% in Japan on a reported basis. On a constant currency basis, the Company had revenue growth of 5% in Asia Pacific, flat revenue in North America and declines of 9% in Europe and 15% in Japan.

Growth in Asia Pacific reflects continued strength in China. In North America, growth in Plasma and TEG diagnostics offset the expected declines in the Blood Center business. Weakness in Russia contributed to declines in Europe. Weakness in Japan was attributable to the Yen exchange rate and shifts between whole blood and blood component collections.

Mr. Concannon said: “Our growth drivers - Plasma, TEG and emerging markets - represent approximately 60% of our disposables revenue and grew 9% in fiscal 2015, despite the impact of the economic challenges in the Russian market. This growth was offset by the impact of customer transfusion protocol changes on our U.S. whole blood business and currency headwinds. We expect our growth drivers to continue to deliver double-digit growth in fiscal 2016, bolstered by recent Plasma contract wins and the introduction of our new TEG 6s diagnostic and BloodTrack HaemoBank™ blood storage devices, while the headwinds to growth attributable to changing North American transfusion practices begin to moderate as expected.”

OPERATING RESULTS

Adjusted gross profit was $110.4 million, down $7.3 million from the prior year fourth quarter and included a $3.5 million unfavorable currency impact. Adjusted gross margin was 48.7% in the fourth quarter and 48.8% in the full fiscal year 2015, down 10 basis points from the prior year’s fourth quarter and down 220 basis points versus full fiscal year 2014. Lower U.S. whole blood disposables pricing, lower volume in certain manufacturing facilities and product mix contributed to the year over year decline.

Adjusted operating expenses were $75.2 million in the quarter, down $8.2 million or 10% below the prior year fourth quarter. Fiscal 2015 adjusted operating expenses were $306.7 million, a 4% reduction from the prior year. Critical investments continued and were more than offset by organizational and corporate administrative cost reductions.

In the fourth quarter, adjusted operating income was $35.2 million, up $1.0 million or 3%, and adjusted operating margin was 15.5%, up 130 basis points. In the full fiscal year 2015, adjusted operating income was $137.5 million, down $21.7 million or 14%, and down 11% in constant currency and adjusted operating margin was 15.1% down 190 basis points.

In the fourth quarter, adjusted interest expense on loans was $2.1 million. The adjusted income tax rate was 25.0% compared with 23.5% in the prior year fourth quarter. The fiscal 2015 tax rate was 24.9% compared with 23.3% in fiscal 2014, as the prior year benefited from the expiration of certain tax statutes.

BALANCE SHEET AND CASH FLOW

Cash on hand was $161 million, a decrease of $32 million during fiscal 2015. The Company’s reported fiscal 2015 free cash flow, before transformation and restructuring costs, was $97 million, a decrease of $26 million compared with fiscal year 2014.

During fiscal 2015, the Company utilized $92 million, net of cash tax benefits, to fund VCC and other restructuring initiatives, $39 million to repurchase shares in the open market and $10 million to repay debt.

FISCAL 2015 SHARE REPURCHASE PROGRAM

The Company repurchased 1,174,100 shares in the open market at an average price of $33.25, for a total spend of $39 million in fiscal 2015. As previously announced, the Board of Directors approved the repurchase of up to $100 million of shares in the open market and the Company expects to complete the remaining $61 million of repurchase activity in fiscal 2016.

VALUE CREATION & CAPTURE ACTIVITIES

The pursuit of identified Value Creation & Capture (“VCC”) opportunities, designed principally to transform the Company’s manufacturing and distribution operations and to support its productivity and commercial excellence initiatives, continues to progress according to schedule. The recent completion of the Company’s Tijuana, Mexico plant expansion followed the Penang, Malaysia facility opening. These represent major accomplishments related to the three year VCC program.

Once completed in fiscal 2016, VCC investments are expected to approximate $175 million in total and to generate approximately $65 million of annual cost savings by fiscal 2018. The planned investments and expected benefits are summarized in a schedule posted to the Company’s Investor Relations website at http://phx.corporate-ir.net/phoenix.zhtml?c=72118&p=irol-guidance.

FISCAL 2016 GUIDANCE

Overall fiscal 2016 revenue is expected to grow 4-6% on a reported basis and 7-9% in constant currency. The Company expects strong revenue growth from its identified growth drivers of Plasma, TEG and Emerging Markets, double digit increase in Software, an emerging growth driver, and the benefit of a 53rd week in fiscal 16, partially offset by a moderating revenue headwind in the U.S. blood center business and currency weakness.

Plasma collections remain strong and the Company expects 10-12% growth in Plasma disposables on a reported basis and 12-14% growth on a constant currency basis, including saline and citrate solutions. Blood center revenue in the U.S. will continue to be pressured by lower volumes, but at a lesser rate; the Company expects blood center revenue to decline 4-6% on a reported basis but to decline only 0-2% in constant currency. Hospital disposables are expected to grow 4-6% on a reported basis and 9-11% in constant currency, with the anticipated launch of the new TEG 6s device. Software Solutions is expected to grow 10-15% on a reported basis and 11-16% in constant currency on the strength of Blood Track HaemoBank installations.

Income taxes are expected to approximate 24% of pre-tax adjusted income.

Adjusted earnings per share, excluding remaining VCC transformation expenses and deal amortization, are expected in the range of $1.98 to $2.08, an increase of 7-12% over fiscal 15. In constant currency, fiscal 2016 earnings growth is expected to be in the range of 15-20%. Acquisition related amortization is expected to approximate $30 million or $0.40 per share, and is excluded from adjusted operating income and adjusted earnings per share.

Fiscal 2016 free cash flow is expected to approximate $105-$110 million before funding restructuring and capital investment for transformation activities. The Company anticipates investing $27 million of free cash flow to fund the remaining capital expenditures and cash transformation expenditures to complete the VCC initiatives in fiscal 2016.

Mr. Concannon concluded: “Our Company has entered fiscal 2016 well positioned to return to growth. Recent contract wins, new product innovations and launches, and our CBMS offering gaining traction with hospital customers will bolster the ongoing performance of our identified growth drivers. We expect a mid-single digit revenue growth rate in fiscal 2016 despite prevailing currency headwinds.

“Fiscal 2016 will see the conclusion of our VCC initiative. This bold transformation of our manufacturing and supply chain footprint positions us well to compete in our global markets and leverage increased profitability as we drive top line growth.”

More information on fiscal 2016 guidance, including income statement scenarios underlying the lower and upper ends of the adjusted earnings per share guidance range, can be found in the Investor Relations section of our web site at http://www.haemonetics.com.1

ADJUSTMENTS TO REPORTED EARNINGS

In total, $16 million of pre-tax charges comprised of $13 million of VCC transformation and $3 million of other restructuring activities were excluded from adjusted earnings in the fourth quarter of fiscal 2015. The Company excluded $15 million of pre-tax integration, restructuring, transformation and transaction costs from adjusted earnings in the fourth quarter of fiscal 2014.

The Company excluded $67 million of pre-tax charges comprised of $57 million of VCC transformation and $10 million of other restructuring activities from adjusted earnings in fiscal 2015. The Company excluded $85 million of pre-tax integration, restructuring, transformation and transaction costs from adjusted earnings in fiscal 2014.

The Company also excluded a $13 million non-cash valuation allowance for deferred tax assets established in the fourth quarter of fiscal 2015, resulting from cumulative losses recorded in connection with VCC transformation and restructuring costs.

The Company also excluded acquisition related amortization expenses from its adjusted operating income and earnings per share. Excluded from fourth quarter adjusted earnings was acquisition related amortization of $7 million or $0.10 in fiscal 2015 and fiscal 2014.

Excluded from full year adjusted earnings was acquisition related amortization of $30 million in fiscal 2015 and $28 million in fiscal 2014, or $0.40 and $0.38 per share, respectively. For the full fiscal year 2016, acquisition related amortization is expected to approximate $30 million or $0.40 per share.

CONFERENCE CALL

Haemonetics will host a webcast to discuss the fourth quarter and fiscal 2015 results on Monday, April 27, 2015 at 8:00 am Eastern time. Interested parties can participate at: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=72118&eventID=5188004.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements that involve risks and uncertainties, including the effects of disruption from the manufacturing transformation making it more difficult to maintain relationships with employees and timely deliver high quality products, unexpected expenses incurred during our Value Creation and Capture program, technological advances in the medical field and standards for transfusion medicine and our ability to successfully implement products that incorporate such advances and standards, demand for whole blood and blood components, product quality, market acceptance, regulatory uncertainties, including in the receipt or timing of regulatory approvals, the effect of economic and political conditions, the impact of competitive products and pricing, blood product reimbursement policies and practices, foreign currency exchange rates, changes in customers’ ordering patterns including single-source tenders, the effect of industry consolidation as seen in the plasma and blood center markets, the effect of communicable diseases and the effect of uncertainties in markets outside the U.S. (including Europe and Asia) in which we operate and other risks detailed in the Company's filings with the Securities and Exchange Commission.

The foregoing list should not be construed as exhaustive.

Forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though inherently uncertain and difficult to predict. Actual results and experience could differ materially from the forward-looking statements. Information set forth in this press release is current as of today and the Company undertakes no duty or obligation to update this information.

1 A reconciliation of GAAP to adjusted financial results is included at the end of the financial sections of this press release as well as on the web at http://www.haemonetics.com.

Haemonetics Corporation Financial Summary
(Data in thousands, except per share data)
Consolidated Statements of Income for the Fourth Quarter of FY15 and FY14

	3/28/2015	3/29/2014	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
	(unaudited)

Net revenues	$226,478	$241,091	(6.1)%
Gross profit	108,365	115,441	(6.1)%

R&D	17,225	13,836	24.5%
S,G&A	79,602	89,238	(10.8)%
Operating expenses	96,827	103,074	(6.1)%

Operating income	11,538	12,367	(6.7)%

Interest and other expense, net	(1,879)	(2,612)	(28.1)%

Income before taxes	9,659	9,755	(1.0)%

Tax expense/(benefit)	12,589	(429)

Net (loss)/income	$(2,930)	$10,184	(128.8)%

Net (loss)/income per common share assuming dilution	$(0.06)	$0.19	(131.6)%

Weighted average number of shares:
Basic	51,565	51,985
Diluted	51,565	52,609

Profit Margins:			Inc/(Dec) vs prior year profit margin %
Gross profit	47.8%	47.9%	(0.1)%
R&D	7.6%	5.7%	1.9%
S,G&A	35.1%	37.0%	(1.9)%
Operating income	5.1%	5.1%	—%
Income before taxes	4.3%	4.0%	0.3%
Net (loss)/income	(1.3)%	4.2%	(5.5)%

Haemonetics Corporation Financial Summary
(Data in thousands, except per share data)
Consolidated Statements of Income for FY15 and FY14

	3/28/2015	3/29/2014	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
	(unaudited)

Net revenues	$910,373	$938,509	(3.0)%
Gross profit	434,418	468,365	(7.2)%

R&D	54,187	54,200	—%
S,G&A	339,691	367,733	(7.6)%
Operating expenses	393,878	421,933	(6.6)%

Operating income	40,540	46,432	(12.7)%

Interest and other expense, net	(9,375)	(10,031)	(6.5)%

Income before taxes	31,165	36,401	(14.4)%

Tax expense	14,268	1,253

Net income	$16,897	$35,148	(51.9)%

Net income per common share assuming dilution	$0.32	$0.67	(52.2)%

Weighted average number of shares:
Basic	51,533	51,611
Diluted	52,089	52,377

Profit Margins:			Inc/(Dec) vs prior year profit margin %
Gross profit	47.7%	49.9%	(2.2)%
R&D	6.0%	5.8%	0.2%
S,G&A	37.3%	39.2%	(1.9)%
Operating income	4.5%	4.9%	(0.4)%
Income before taxes	3.4%	3.9%	(0.5)%
Net income	1.9%	3.7%	(1.8)%

Revenue Analysis for the Fourth Quarter and FY15 and FY14
(Data in thousands)

	Three Months Ended
	3/28/2015	3/29/2014	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
	(unaudited)
Revenues by geography
United States	$124,868	$126,160	(1.0)%
International	101,610	114,931	(11.6)%
Net revenues	$226,478	$241,091	(6.1)%

Disposable revenues

Plasma disposables	$76,430	$74,127	3.1%

Blood center disposables
Platelet	36,647	38,865	(5.7)%
Red cell	11,404	12,279	(7.1)%
Whole blood	38,035	44,819	(15.1)%
	86,086	95,963	(10.3)%
Hospital disposables
Surgical	15,652	17,629	(11.2)%
OrthoPAT	5,013	6,069	(17.4)%
Diagnostics	11,651	9,159	27.2%
	32,316	32,857	(1.6)%

Total disposables revenues	194,832	202,947	(4.0)%

Software solutions	18,091	18,971	(4.6)%
Equipment & other	13,555	19,173	(29.3)%
Net revenues	$226,478	$241,091	(6.1)%

	Year Ended
	3/28/2015	3/29/2014	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
	(unaudited)
Revenues by geography
United States	$494,788	$500,719	(1.2)%
International	415,585	437,790	(5.1)%
Net revenues	$910,373	$938,509	(3.0)%

Disposable revenues

Plasma disposables	$319,190	$291,895	9.4%

Blood center disposables
Platelet	152,588	156,643	(2.6)%
Red cell	42,700	42,378	0.8%
Whole blood	143,905	190,698	(24.5)%
	339,193	389,719	(13.0)%
Hospital disposables
Surgical	62,540	66,876	(6.5)%
OrthoPAT	20,316	25,042	(18.9)%
Diagnostics	42,187	33,302	26.7%
	125,043	125,220	(0.1)%

Total disposables revenues	783,426	806,834	(2.9)%

Software solutions	72,185	70,441	2.5%
Equipment & other	54,762	61,234	(10.6)%
Net revenues	$910,373	$938,509	(3.0)%

Consolidated Balance Sheets
(Data in thousands)
	As of
	3/28/2015	3/29/2014
	(unaudited)
Assets
Cash and cash equivalents	$160,662	$192,469
Accounts receivable, net	145,827	164,603
Inventories, net	211,077	197,661
Other current assets	50,413	68,243
Total current assets	567,979	622,976
Property, plant & equipment, net	321,948	271,437
Other assets	593,192	619,765

Total assets	$1,483,119	$1,514,178

Liabilities & Stockholders' Equity
Short term debt & current maturities	$21,522	$45,630
Other current liabilities	167,570	171,298
Total current liabilities	189,092	216,928
Long-term debt	406,369	392,057
Other long-term liabilities	61,536	67,305
Stockholders' equity	826,122	837,888

Total liabilities & stockholders' equity	$1,483,119	$1,514,178

Free Cash Flow Reconciliation
(Unaudited data in thousands)

	Three Months Ended
	3/28/2015	3/29/2014

GAAP cash flow from operations	$55,599	$51,471

Capital expenditures	(21,942)	(29,927)
Proceeds from sale of property, plant & equipment	65	291
Net investment in property, plant & equipment	(21,877)	(29,636)

Free cash flow after restructuring and transformation costs	33,722	21,835

Restructuring and transformation costs	14,568	10,187
Tax benefit on restructuring and transformation costs	(4,469)	(16,305)
Capital expenditure on VCC initiatives	198	12,124

Free cash flow before restructuring, transformation costs and VCC capital expenditures	$44,019	$27,841

	Year Ended
	3/28/2015	3/29/2014

GAAP cash flow from operations	$127,430	$139,524

Capital expenditures	(122,472)	(73,648)
Proceeds from sale of property, plant & equipment	452	488
Net investment in property, plant & equipment	(122,020)	(73,160)

Free cash flow after restructuring and transformation costs	5,410	66,364

Restructuring and transformation costs	69,387	54,816
Tax benefit on restructuring and transformation costs	(22,548)	(16,305)
Capital expenditure on VCC initiatives	44,923	18,044

Free cash flow before restructuring, transformation costs and VCC capital expenditures	$97,172	$122,919

Haemonetics Corporation Financial Summary
Reconciliation of Non-GAAP Measures

Haemonetics has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided below that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures. There are material limitations to the usefulness of non-GAAP measures on a standalone basis, including the lack of comparability to the GAAP financial results of other companies.

These measures are used by management to monitor the financial performance of the business, make informed business decisions, establish budgets and forecast future results. Performance targets for management are established based upon these non-GAAP measures. In the reconciliations below we have removed restructuring, transformation and other costs from our GAAP expenses. Our restructuring and transformation costs for the periods reported are principally related to:

- Value Creation & Capture (VCC): employee severance and retention, product line transfer costs, accelerated depreciation and other costs associated with these initiatives, principally our manufacturing network optimization, but also including commercial excellence, productivity and other operating initiatives. The Company also excluded a valuation allowance for deferred tax assets established in the fourth quarter of fiscal 2015, resulting from cumulative losses recorded in connection with VCC transformation and restructuring costs.

- Whole Blood Acquisition: restructuring, integration and other transformation costs, certain cost of goods sold adjustments and transaction costs related to the August 1, 2012 acquisition of Pall's Transfusion Medicine Business.

- In Process Research and Development: charges relate to the acquisition of certain technology and manufacturing rights to be used in a next generation device and related costs.

- Contingent consideration income or expense described in Note 7 to our consolidated financial statements in our Form 10-K.

In fiscal 2014, we began reporting adjusted earnings before deal amortization, in addition to restructuring and transformation costs.

We believe this information is useful to investors because it allows for an evaluation of the Company with a focus on the performance of our core operations.

Reconciliation of Non-GAAP Measures for the Fourth Quarter of FY15 and FY14
(Unaudited data in thousands)
	Three Months Ended
	3/28/2015	3/29/2014
Non-GAAP gross profit
GAAP gross profit	$108,365	$115,441
Restructuring and transformation costs	1,991	2,183
Non-GAAP gross profit	$110,356	$117,624

Non-GAAP R&D
GAAP R&D	$17,225	$13,836
Restructuring and transformation costs	(6,480)	(1,548)
Non-GAAP R&D	$10,745	$12,288

Non-GAAP S,G&A
GAAP S,G&A	$79,602	$89,238
Restructuring and transformation costs	(7,767)	(11,130)
Deal amortization	(7,415)	(7,008)
Non-GAAP S,G&A	$64,420	$71,100

Non-GAAP operating expenses
GAAP operating expenses	$96,827	$103,074
Restructuring and transformation costs	(14,247)	(12,678)
Deal amortization	(7,415)	(7,008)
Non-GAAP operating expenses	$75,165	$83,388

Non-GAAP operating income
GAAP operating income	$11,538	$12,367
Restructuring and transformation costs	16,238	14,861
Deal amortization	7,415	7,008
Non-GAAP operating income	$35,191	$34,236

Non-GAAP interest and other expense, net
GAAP interest and other expense, net	$(1,879)	$(2,612)
Restructuring and transformation costs	(706)	—
Non-GAAP interest and other expense, net	$(2,585)	$(2,612)

Non-GAAP income before taxes
GAAP income before taxes	$9,659	$9,755
Restructuring and transformation costs	15,532	14,861
Deal amortization	7,415	7,008
Non-GAAP income before taxes	$32,606	$31,624

Non-GAAP net income
GAAP net (loss)/income	$(2,930)	$10,184
Restructuring and transformation costs	15,532	14,861
Deal amortization	7,415	7,008
Tax valuation allowance	12,871	—
Tax benefit associated with non-GAAP adjustments	(8,435)	(7,860)
Non-GAAP net income	$24,453	$24,193

Non-GAAP net income per common share assuming dilution
GAAP net (loss)/income per common share assuming dilution	$(0.06)	$0.19
Non-GAAP items after tax per common share assuming dilution	0.53	0.27
Non-GAAP net income per common share assuming dilution	$0.47	$0.46

Presented below are additional Constant Currency performance measures. We measure different components of our business at constant currency. We believe this information is useful for investors because it allows for an evaluation of the Company without the effect of changes in foreign exchange rates. These results convert our local foreign currency operating results to the US Dollar at constant exchange rates of 0.833 Euro to 1.00 US Dollar and 110 Yen to 1.00 US Dollar. They also exclude the results of our foreign currency hedging program described in Note 7 to our consolidated financial statements in our Form 10-K.

	Three Months Ended
	3/28/2015	3/29/2014
Non-GAAP revenue
GAAP revenue	$226,478	$241,091
Foreign currency effects	(3,324)	(9,773)
Non-GAAP revenue - constant currency	$223,154	$231,318

Non-GAAP net income
Non-GAAP net income, adjusted for restructuring and transformation costs and deal amortization	$24,453	$24,193
Foreign currency effects	(3,458)	(5,349)
Income tax associated with foreign currency effects	865	1,256
Non-GAAP net income - constant currency	$21,860	$20,100

Non-GAAP net income per common share assuming dilution
Non-GAAP net income per common share assuming dilution, adjusted for restructuring and transformation costs and deal amortization	$0.47	$0.46
Foreign currency effects after tax per common share assuming dilution	(0.05)	(0.08)
Non-GAAP net income per common share assuming dilution - constant currency	$0.42	$0.38

Reconciliation of Non-GAAP Measures for FY15 and FY14
(Unaudited data in thousands)
	Year Ended
	3/28/2015	3/29/2014
Non-GAAP gross profit
GAAP gross profit	$434,418	$468,365
Restructuring and transformation costs	9,737	10,376
Non-GAAP gross profit	$444,155	$478,741

Non-GAAP R&D
GAAP R&D	$54,187	$54,200
Restructuring and transformation costs	(11,688)	(8,855)
Non-GAAP R&D	$42,499	$45,345

Non-GAAP S,G&A
GAAP S,G&A	$339,691	$367,733
Restructuring and transformation costs	(45,354)	(65,520)
Deal amortization	(30,184)	(28,056)
Non-GAAP S,G&A	$264,153	$274,157

Non-GAAP operating expenses
GAAP operating expenses	$393,878	$421,933
Restructuring and transformation costs	(57,042)	(74,375)
Deal amortization	(30,184)	(28,056)
Non-GAAP operating expenses	$306,652	$319,502

Non-GAAP operating income
GAAP operating income	$40,540	$46,432
Restructuring and transformation costs	66,779	84,751
Deal amortization	30,184	28,056
Non-GAAP operating income	$137,503	$159,239

Non-GAAP interest and other expense, net
GAAP interest and other expense, net	$(9,375)	$(10,031)
Restructuring and transformation costs	—	—
Non-GAAP interest and other expense, net	$(9,375)	$(10,031)

Non-GAAP income before taxes
GAAP income before taxes	$31,165	$36,401
Restructuring and transformation costs	66,779	84,751
Deal amortization	30,184	28,056
Non-GAAP income before taxes	$128,128	$149,208

Non-GAAP net income
GAAP net income	$16,897	$35,148
Restructuring and transformation costs	66,779	84,751
Deal amortization	30,184	28,056
Tax valuation allowance	12,871	—
Tax benefit associated with non-GAAP adjustments	(30,509)	(33,512)
Non-GAAP net income	$96,222	$114,443

Non-GAAP net income per common share assuming dilution
GAAP net income per common share assuming dilution	$0.32	$0.67
Non-GAAP items after tax per common share assuming dilution	1.53	1.52
Non-GAAP net income per common share assuming dilution	$1.85	$2.19

Presented below are additional Constant Currency performance measures. We measure different components of our business at constant currency. We believe this information is useful for investors because it allows for an evaluation of the Company without the effect of changes in foreign exchange rates. These results convert our local foreign currency operating results to the US Dollar at constant exchange rates of 0.833 Euro to 1.00 US Dollar and 110 Yen to 1.00 US Dollar. They also exclude the results of our foreign currency hedging program described in Note 7 to our consolidated financial statements in our Form 10-K.

	Year Ended
	3/28/2015	3/29/2014
Non-GAAP revenue
GAAP revenue	$910,373	$938,509
Foreign currency effects	(26,541)	(42,429)
Non-GAAP revenue - constant currency	$883,832	$896,080

Non-GAAP net income
Non-GAAP net income, adjusted for restructuring and transformation costs and deal amortization	$96,222	$114,443
Foreign currency effects	(13,848)	(21,105)
Income tax associated with foreign currency effects	3,449	4,918
Non-GAAP net income - constant currency	$85,823	$98,256

Non-GAAP net income per common share assuming dilution
Non-GAAP net income per common share assuming dilution, adjusted for restructuring and transformation costs and deal amortization	$1.85	$2.19
Foreign currency effects after tax per common share assuming dilution	(0.20)	(0.31)
Non-GAAP net income per common share assuming dilution - constant currency	$1.65	$1.88

Restructuring, Transformation and Other Costs
(Unaudited data in thousands)

GAAP results include the following items which are excluded from adjusted results.

	Three Months Ended
	3/28/2015	3/29/2014

Manufacturing and network optimization	$7,743	$6,328
Commercial excellence initiatives	1,486	2,494
Productivity and operational initiatives	3,938	1,196
Accelerated depreciation, asset write-down and other non-cash items	1,160	1,766
Whole blood acquisition and integration	—	1,266
In process research and development and related costs	440	1,217
Market-based stock compensation	765	594
Total restructuring, transformation and other costs	$15,532	$14,861

	Year Ended
	3/28/2015	3/29/2014

Manufacturing and network optimization	$37,661	$45,554
Commercial excellence initiatives	8,667	7,939
Productivity and operational initiatives	10,530	2,529
Accelerated depreciation, asset write-down and other non-cash items	4,560	8,355
Whole blood acquisition and integration	—	12,233
In process research and development and related costs	2,562	6,346
Market-based stock compensation	2,799	1,795
Total restructuring, transformation and other costs	$66,779	$84,751

Deal Amortization
(Unaudited data in thousands)
GAAP results include the following items which are excluded from adjusted results.
	Three Months Ended
	3/28/2015	3/29/2014
Deal amortization	$7,415	$7,008

	Year Ended
	3/28/2015	3/29/2014
Deal amortization	$30,184	$28,056

In fiscal 2014, we began reporting adjusted earnings before deal amortization.